EXHIBIT 11 --  SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                                        1996           1995
                                                                     ----------     ----------
         Net Loss                                                      (763,581)      (132,662)

         Weighted average number of common shares equivalent:
         Common shares outstanding                                    3,328,070      2,031,280
         Common equivalent shares representing shares
         issuable upon exercise of stock warrants (1)                        --         46,000(3)
                                                                     ----------     ----------
                 Total weighted average shares-primary                3,328,070      2,031,280

         Incremental common equivalent shares (calculated
         using the higher of end of period or average fair market
         value)                                                              --             --
                                                                     ----------     ----------
                 Total weighted average shares - fully diluted        3,328,000      2,077,280

         Primary net loss per common and equivalent share            $    (0.23)    $    (0.06)

         Fully diluted loss per common and equivalent share          $    (0.23)    $    (0.06)

         Additional adjustment to fully diluted weighted average
         shares (2)
                 Total weighted average shares - fully diluted        3,328,070      2,077,280
                 Common equivalent shares representing shares
                 issuable upon exercise of stock warrants (2)            86,219             --
                                                                     ----------     ----------
                          Total weighted average shares - fully
                          diluted as adjusted                         3,414,289      2,077,280

         Fully diluted net loss per common and                       $    (0.22)    $    (0.06)
         equivalent share, as adjusted (2)

         (1) Amount calculated using the treasury stock method and fair market value

         (2) This calculation is submitted in accordance with regulation S-K
         Item 601 (b) (11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.

         (3) These shares of common stock equivalents were included in the calculation even though they produced an antidilutive effect in accordance with SAB 83.


                                       13